Exhibit 99.1

                  The Neiman Marcus Group Reports June Revenues

    DALLAS--(BUSINESS WIRE)--July 10, 2003--The Neiman Marcus Group, Inc. (NYSE:NMG.A)(NYSE:NMG.B) announced the following preliminary Company-wide revenues:

                                       5 weeks ended
                                   July 5,       June 29,
                                    2003           2002      % Change
                               -------------  -------------  ---------

Total Revenues                  $289 million   $255 million      13.4%

Comparable Revenues             $281 million   $255 million      10.3%

    In the five-week June period, comparable revenues in the Specialty Retail Stores segment, which includes Neiman Marcus Stores and Bergdorf Goodman, increased 6.1 percent. Stores in the Northeast and West had the strongest sales results for the month. The merchandise categories in the Specialty Retail Stores segment that performed well included women's apparel and shoes, designer handbags and designer jewelry.
    Comparable revenues at Neiman Marcus Direct in the five-week June period increased 23.6 percent. The top selling merchandise categories in the Direct Marketing segment included furniture and rugs, linens, women's apparel and shoes.
    Based on the current sales trends, the Company anticipates its comparable store revenues for the fourth quarter of fiscal year 2003 to increase in the range of 5 percent to 7 percent. In addition, the Company currently anticipates its gross margin percentage in the fourth quarter to be approximately the same as last year.
    The Company's five-week reporting period is consistent with last year and reflects a 4-5-4 week fourth quarter.
    The Neiman Marcus Group includes the Specialty Retail Stores segment, which consists of Neiman Marcus Stores and Bergdorf Goodman, and Neiman Marcus Direct, the direct marketing operation. All the Company's online operations are now included in the Direct Marketing segment. Previously, certain online operations were included in the Other business segment.
    Information about the Company can be accessed at www.neimanmarcusgroup.com. This release contains forward-looking statements, including statements regarding the Company's objectives and expectations concerning, among other things, its productivity and profitability; merchandising and marketing strategies; inventory performance; store renovation and expansion plans; capital expenditures; liquidity; and development of management information systems. These forward-looking statements are made based on management's expectations and beliefs concerning future events, as well as on assumptions made by and data currently available to management. Therefore, these forward-looking statements involve a number of risks and uncertainties and are not guarantees of future performance. A variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. Factors that could affect future performance include, but are not limited to: current political and economic conditions; changes in political and economic conditions that may occur in the future; continued terrorist activities in the United States, as well as the potential escalation in the international war on terrorism; changes in consumer confidence resulting in a reduction of discretionary spending on goods that are, or are perceived to be, "luxuries;" changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company's marketing, merchandising and promotional efforts and/or inventory liquidations by vendors or other retailers; delays in the receipt of merchandise ordered by the Company due to work stoppages and/or other causes of delay in connection with either the manufacture or shipment of such merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings; political, social, economic or other events resulting in the short or long-term disruption in business at the Company's stores, distribution centers or offices; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the financial results or reputation of the Company; changes in the Company's relationships with designers, vendors and other sources of merchandise; the financial viability of the Company's designers, vendors and other sources of merchandise; changes in foreign currency exchange rates; impact of funding requirements related to the Company's noncontributory defined benefit pension plan; changes in the Company's relationships with certain of its key sales associates; changes in key management personnel; changes in the Company's proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company's cost of operations. The Company undertakes no obligation to update or revise (publicly or otherwise) any forward-looking statements to reflect subsequent events, new information or future circumstances.

    CONTACT: The Neiman Marcus Group, Inc., Dallas
             James E. Skinner, 214/743-7625
             or
             Stacie Shirley, 214/757-2967